Exhibit 10.1

EXECUTION VERSION

FORM OF

AMENDMENT NO. 1 TO

SUBSCRIPTION AGREEMENT

This AMENDMENT NO. 1, dated as of December 30, 2021 (this “Amendment”), amends the Subscription Agreement, dated as of March 16, 2021 (the “Agreement”), by and between eToro Group Ltd., a company organized under the laws of the British Virgin Islands (the “Company”), and the undersigned subscriber (the “Investor”). Capitalized terms used and not defined herein shall have the meanings set forth in the Agreement.

RECITALS:

WHEREAS, the parties to the Agreement now desire to amend the Agreement in accordance with Section 9(g) of the Agreement and as set forth herein;

WHEREAS, reference is made to the Agreement and Plan of Merger, dated as of March 16, 2021 (the “Merger Agreement”), by and among the Company, Buttonwood Merger Sub Corp., a Delaware corporation and a direct, wholly-owned subsidiary of the Company, and FinTech Acquisition Corp. V, a Delaware corporation;

WHEREAS, substantially concurrently with the execution and delivery of this Amendment, the parties to the Merger Agreement are amending the Merger Agreement to, among other things, (a) change the Outside Date (as defined in the Merger Agreement) from December 31, 2021 to June 30, 2022 and (b) change the definition of Company Value (as defined in the Merger Agreement) from $9,301,000,000.00 to $7,906,000,000.00;

WHEREAS, substantially concurrently with the execution and delivery of this Amendment, certain parties to the Other Subscription Agreements (as defined in the Agreement) are amending the Other Subscription Agreements to, among other things (but subject to Section 2 of this Amendment), change the reference to December 31, 2021 set forth in Section 8 of such Other Subscription Agreement to June 30, 2022 (together with the subscription agreements contemplated by Section 3(c) below and the Agreement as amended by this Amendment, the “Amended Subscription Agreements”); and

WHEREAS, the aggregate Subscription Amount (as defined in the Amended Subscription Agreements) under all Amended Subscription Agreements does not exceed $650,000,000.00.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and in reliance upon the representations, warranties, conditions, agreements and covenants contained herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.	Amendments.

(a)	Section 3 of the Agreement is hereby amended by (i) deleting the word “and” that appears at the end of Section 3(h) of the Agreement, (ii) deleting the period that appears at the end of Section 3(i) of the Agreement and replacing such deleted period with the word “and” and (iii) adding the following new Section 3(j) immediately following Section 3(i) of the Agreement: “(j) solely with respect to Investor’s obligation to close, the waiver contemplated by Section 3(b) of the Subscription Agreement Amendments (as defined below) shall have been obtained from the Majority Investors (as defined in the Advance Investment Agreement), after accounting for any such waivers that are granted under Section 3(b) of the Subscription Agreement Amendments (the “Pre-PIPE Waivers”). As used herein, “Subscription Agreement Amendment” means Amendment No. 1 to those original subscription agreements that were executed and delivered by eToro and the investors thereunder on March 16, 2021 that are being executed and delivered substantially concurrently with the execution and delivery of that certain Amendment No. 1 to the Transaction Agreement, dated as of December 30, 2021.”

(b)	Section 5 of the Agreement is hereby amended by adding the following new Section 5(p) immediately following Section 5(o) of the Agreement: “(o) eToro shall use reasonable best efforts to obtain the Pre-PIPE Waivers as promptly as reasonably practicable after the date of the Subscription Agreement Amendments.”

(c)	Section 8 of the Agreement is hereby amended by (i) deleting the word “and” that appears at the end of Section 8(c), (ii) deleting the reference in clause (d) to “December 31, 2021” and replacing such deleted reference with “June 30, 2022 and” and (iii) adding the following text as a new clause (e): “(e) March 31, 2022, if the Pre-PIPE Waivers have not been obtained from the Majority Investors (as defined in the Advance Investment Agreement)”.

2.	MFN. None of the Other Subscription Agreements have been amended, or are concurrently with the execution and delivery of this Amendment being amended, on terms and conditions more favorable to the investor under such Other Subscription Agreement than the terms and conditions set forth in this Amendment. The Company shall not, without the prior written consent of Investor, amend any of the Other Subscription Agreements on terms and conditions more favorable to the investor under such Other Subscription Agreement than the terms and conditions of the Agreement (as amended by this Amendment) unless such other terms and conditions are also offered to Investor. Except as expressly set forth in the Advance Investment Agreement (which was on the same terms for each investor under the Advance Investment Agreement), no other investor who has invested in the Advance Investment Agreement or the Other Subscription Agreements has been or will be given any other rights or preferences, whether pursuant to those agreements or any other arrangement, unless those rights or preferences are also equally extended to the Investor; provided that the foregoing does not apply to any rights that may be set forth in a customary management rights letter or rights with respect regulatory and compliance matters (including information rights). In the event of any inaccuracy in, or breach or violation of, this Section 2, Investor shall be entitled to receive the same rights that were granted to other investors under the applicable Other Subscription Agreement.

3.	Implementation of Certain Terms.

(a) Warrants for PIPE Shares. As an inducement to enter into this Amendment, at the Closing (as defined in the Merger Agreement), in addition to the Shares and without any incremental purchase price, the Company shall issue to Investor warrants to purchase common shares of the Company on substantially the terms set forth on Exhibit A attached hereto; provided that Investor shall have the right to review the form of warrant in advance and the Company shall consider in good faith any reasonable comments made by Investor; provided, further that the form of the warrant must be reasonably acceptable to members of the Investor Group (as defined in Exhibit A) whose Subscription Amounts (as defined in the applicable Amended Subscription Agreement) comprise at least 66 2/3% of the aggregate Subscription Amounts (as defined in the applicable Amended Subscription Agreement) under all the Amended Subscription Agreements.

(b) Waiver With Respect to Pre-PIPE Investment. If Investor is also an “Investor” (as defined in the Advance Investment Agreement) under the Advance Investment Agreement (as defined in the Merger Agreement), then, pursuant to Section 10.5 of the Advance Investment Agreement, Investor hereby waives, for its own behalf, on behalf of its affiliates (including entities under common control) and on behalf of all “Investors” (as defined in the Advance Investment Agreement), (i) any right to receive any New Warrants (as defined in Exhibit A attached hereto) under Section 3.3(a) of the Advance Investment Agreement and (ii) the right of conversion under Section 3.6 of the Advance Investment Agreement prior to June 30, 2022.

(c) Tender Offer. To the extent the aggregate Subscription Amount (as defined in the Amended Subscription Agreements) together with the aggregate subscription amount under any subscription agreements entered into by the Company after the execution of this Amendment (collectively, the “Aggregate Subscription Amount”) is less than $650,000,000, then the Aggregate Tender Offer Consideration (as defined in the Merger Agreement) will be reduced such that the amount of the Aggregate Tender Offer Consideration is an amount determined by the Company, which may be $0.00 but which shall in no event exceed 46.15% of the Aggregate Subscription Amount.

4.	Subscription Amount. Notwithstanding anything to the contrary set forth in the Agreement, Investor’s Subscription Amount is set forth on the signature page hereto.

5.	Miscellaneous.

(a) Except as expressly amended and/or superseded by this Amendment, the Agreement remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement, except as expressly set forth herein. Upon the execution and delivery hereof, the Agreement shall thereupon be deemed to be amended and supplemented as set forth herein. This Amendment and the Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. If and to the extent there are any inconsistencies between the Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control. References in the Agreement to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.

(b) Section 9(a), Section 9(g), Section 9(i), Section 9(j), Section 9(k), Section 9(l), Section 9(n), Section 9(p), Section 9(q) and Section 12 of the Agreement are each hereby incorporated by reference mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ETORO GROUP LTD.

By:
Name:
Title:

[INVESTOR]

By:
Name:
Title:
Subscription Amount: $___________________

[Signature Page to Subscription Agreement Amendment]

Exhibit A

New Warrant Term Sheet1

1.	The terms of the Price Adjustment Rights to which pre-Closing shareholders and holders of vested options of the Company are entitled, as contemplated by the Merger Agreement and the plan that implements the Price Adjustment Rights available at https://www.sec.gov/Archives/edgar/data/1493318/000121390021048741/ff42021a1ex10-11_etorogroup.htm (the “Plan”) will be amended to reduce the size of the tranche of 20,000,000 shares that become issuable if the $17.50 stock price threshold is achieved on a one-for-one basis for each New Warrant (as defined below) that is issued.

2.	Investor and the investors pursuant to the other Amended Subscription Agreements (collectively, the “Investor Group”) will receive warrants to purchase common shares of the Company (the “New Warrants”), as described below:

(a)	For every Company common share issued under the Amended Subscription Agreements (including the Agreement), the Company will issue approximately 0.30 New Warrants.

(b)	Of the number of New Warrants that the Company issues, Investor will be entitled to receive a number of New Warrants that corresponds to Investor’s aggregate investment amount under the Amended Subscription Agreements (including the Agreement) relative to the total number of dollars invested under the Amended Subscription Agreements (including the Agreement).

3.	The exercise price for the New Warrants will be $0 per share.

4.	The New Warrants will become exercisable, by the holder of such New Warrants, at any time on or prior to the last day of the 60th month following the Closing Date, only if the Stock Price of the Company common shares is greater than or equal to $17.50 (as adjusted to account for any stock splits, stock dividends, extraordinary dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the common shares of the Company after the Closing) over any 20 Trading Days within any 30 Trading Day period.

5.	Notwithstanding anything to the contrary in Section 4 above, if the Company consummates a Change of Control (as defined below), the New Warrants will be automatically exercised immediately prior to the consummation of such Change of Control and the common shares available thereunder shall be deemed purchased by the Investor Group. As used herein, “Change of Control” means a merger, capital stock exchange, reorganization, sale of substantially all assets or shares of, or other similar transaction involving, the Company (each, whether a single transaction or a series of related transactions, a “Transaction”), if the holders of common shares of the Company immediately prior upon the consummation of such Transaction do not, immediately following the consummation of such Transaction, hold at least a majority of the outstanding voting shares of the surviving or resulting entity in such Transaction.

6.	The New Warrants will not be redeemable by the Company or any holder of New Warrants.

7.	The holders of New Warrants will not be entitled to receive any dividends on the common shares underlying the New Warrants unless and until such New Warrants are exercised, at which time the holder will be entitled to dividends on such common shares to the extent such dividends have a record date that is on or after the date of exercise.

[1]	The terms “Stock Price” and “Trading Day” have the same definition as defined in the Plan. Other capitalized terms used and not defined herein have the meanings provided in the Merger Agreement.

8.	The holders of New Warrants will not have voting rights on the common shares underlying the New Warrants unless and until such New Warrants are exercised, at which time the holder will be entitled to vote such common shares, together with any other common shares it owns.

9.	The common shares underlying the New Warrants will be equitably adjusted on account of stock splits, stock dividends, extraordinary dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the common shares of the Company after the Closing.

10.	The holders of New Warrants will receive the same registration rights with respect to the Company common shares underlying such New Warrants (but not with respect to such New Warrants) as set forth in the applicable Subscription Agreement (as defined in the Merger Agreement).

11.	The terms of the New Warrants can be amended with the written consent of the Company and the holders of at least 66 2/3% of the common shares of the Company issuable upon exercise of all outstanding New Warrants (assuming the full exercise of all such New Warrants); provided that (a) the exercise price, duration, the price at which the New Warrants become exercisable and the acceleration terms cannot be amended without the prior written consent of the Company and the holders of all of the New Warrants and (b) any amendment to the terms of the New Warrants that is disproportionately adverse to Investor relative to the other holders of New Warrants shall require the prior written consent of Investor.

12.	The New Warrants will automatically expire upon transfer or assignment thereof without the prior consent of the Company (except for transfers to permitted transferees, as customarily defined).

13.	The terms of the New Warrants and any action, suit, dispute, controversy or claim arising out of the New Warrants, or the validity, interpretation, breach or termination of the New Warrants, shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

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